Exhibit 10.28

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

AMENDED AND RESTATED LICENSE AGREEMENT

between

MAX-PLANCK-INNOVATION GMBH

(formerly known as Garching Innovation GmbH),

a German corporation having a principal place of business at

Marstallstrasse 8, 80539 MÜnchen, Germany,

represented by the Managing Director, Dr. Joern Erselius,

– as licensor, hereinafter “MI”-

on the one hand

and

ISIS PHARMACEUTICALS, INC.,

a Delaware corporation having a principal place of business at

1896 Rutherford Road, Carlsbad, CA 92008, USA,

represented by the Chief Operating Officer, B. Lynne Parshall,

– as licensee, hereinafter “Isis” –

and

ALNYLAM PHARMACEUTICALS, INC.,

a Delaware corporation having a principal place of business at

330 Third Street, Cambridge, MA 02142, USA,

represented by the Chief Executive Officer, John Maraganore,

– as licensee, hereinafter “Alnylam” –

and

REGULUS THERAPEUTICS INC.,

a Delaware corporation having a. principal place of business at

3545 John Hopkins Ct. San Diego, CA 92121, USA,

represented by the Chief Executive Officer, Kleanthis Xanthopoulos,

– as licensee; hereinafter “Regulus” –

Alnylam, Isis and Regulus hereinafter also individually a “Licensee”,

or collectively the “Licensees”.

on the other hand

Ml, Alnylam, Isis and Regulus hereinafter also individually a “Party”,

or collectively the “Parties”.

PREAMBLE

Max-Planck-Gesellschaft zur Foerderung der Wissenschaften e.V. (“MPG”), a German, non-profit scientific research organisation, is the applicant of certain Patent Rights (as later defined herein) relating to “MicroRNA Molecules” by Thomas Tuschl, […***…], […***…] and […***…] (MI case No. […***…]). The described nucleic acid molecules may be used, for example, as modulators or targets of developmental processes or disorders associated with developmental disorders such as cancer. To the best of MI’s knowledge, MPG is the owner of the Patent Rights.

MPG has the right to grant licenses under the Patent Rights, subject to a royalty-free, nonexclusive license to be granted to the German government to practice the Patent Rights for government purposes. MPG has authorized Ml, its technology transfer agency, to act as Its sole agent for patenting and licensing the Patent Rights, and to sign this Agreement in MI’s own name.

In July 2003, Alnylam Pharmaceuticals, Inc., Cambridge, USA (now Alnylam US Inc.) and Ribopharma AG, Kulmbach, Germany (now Alnylam Europe AG), two early-stage therapeutics companies in the field of RNA interference, have combined their business by way of a merger. The execution of the merger resulted in Alnylam as US-based parent holding with its two subsidiaries Alnylam US Inc. and Alnylam Europe AG.

In March 2004, Alnylam and Isis entered into a Strategic Collaboration and License Agreement to create a long-term strategic relationship that will enhance the positions of both companies in RNA-based drug discovery.

In October 2004, MI, Alnylam and Isis entered into a License Agreement with an effective date of 18 October 2004 (the “Original Agreement”), pursuant to which Ml granted Alnylam and Isis a co-exclusive license under the Patent Rights for the purpose of developing and commercializing therapeutic products.

MI has granted four co-exclusive licenses under the Patent Rights to Third Parties (as later defined herein) to develop and commercialize products for diagnostic purposes (the “Diagnostic Licensees”, or the “Diagnostic Licenses”, as applicable). Under each of the Diagnostic Licenses, each of the Diagnostic Licensees bears […***…]% of the patent costs in respect of the Patent Rights.

The Parties now wish to amend and restate the Original Agreement for the purposes of (i) making Regulus a co-exclusive (with Alnylam and Isis) licensee under the Patent Rights and (ii) in connection therewith, modifying certain provisions of the Original Agreement.

Now, therefore, the Parties hereby agree as follows:

ARTICLE 1 – DEFINITIONS

1.1 “Active Licensee” shall mean Regulus; provided, however, that if, after the Restatement Date, one or both of the other Licensees (or any of their respective Affiliates or Sublicensees) initiates any drug discovery or development efforts with respect to any Licensed Product, then each of Regulus and such other Licensee(s) shall be deemed an “Active Licensee.”

***Confidential Treatment Requested

1.2 “Affiliate” of a Licensee shall mean any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by such Licensee. For the purposes of this definition, the term “control” means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a legal entity with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a legal entity without voting securities, or (iii) possession, directly or indirectly, of the power to elect or direct the management of a legal entity. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Regulus shall not be considered an Affiliate of Alnylam and/or Isis for purposes of this Agreement.

1.3 “Agreement” shall mean the present agreement between Ml, Alnylam, Isis and Regulus, including any Appendixes hereto.

1.4 “Confidential Information” of a Party shall mean any information which is of a confidential and proprietary nature and not readily available to a Third Party, including without limitation information in relation to the business of such Party to which this Agreement relates, and information in relation to patents, patent applications or other intellectual property rights Controlled by such Party, that, in each case, is disclosed by such Party (a “Disclosing Party”) to the other Party(ies) (each, a “Receiving Party”) under this Agreement.

Confidential Information of a Disclosing Party will not include any information that a Receiving Party can establish by written records (i) was known by the Receiving Party prior to the receipt of Confidential Information from the Disclosing Party, (ii) was disclosed to the Receiving Party by a Third Party having the right to do so, (iii) was, or subsequently became, in the public domain through no fault of the Receiving Party; or (iv) was subsequently and independently developed by personnel of the Receiving Party without having had access to or making use of the Disclosing Party’s Confidential Information.

1.5 “Control” or “Controlled” shall mean, with respect to any patents, patent applications, or other intellectual property rights, possession of the right (whether by ownership, license or otherwise), to assign, or grant a license to, such patents, patent applications, or other intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party.

1.6 “Effective Date” shall mean October 18, 2004.

1.7 “Existing MI Licenses” shall mean any license agreement between Alnylam and MI in force and effect prior to the Effective Date and relating to patents or patent applications of MPG that also cover the manufacture, use and sale of Licensed Products.

1.8 “Existing Regulus Sublicense(s)” shall mean any or all of the following:

(a) that certain Product Development and Commercialization Agreement between Regulus and Glaxo Group Limited dated April 17, 2008, as amended on February 24, 2010;

(b) that certain Exclusive License and Nonexclusive Option Agreement between Regulus and Glaxo Group Limited dated February 24, 2010; and

(c) that certain Collaboration and License Agreement between Regulus and sanofi-aventis dated June 21, 2010, together with that certain Non-Exclusive Technology

Alliance and Option Agreement between Regulus and sanofi-aventis entered into concurrently therewith.

1.9 “FDA” shall mean (a) the United States Food and Drug Administration or any successor agency thereto, and (b) any non-United States agency or commission performing comparable functions.

1.10 “Field” shall mean use of Licensed Products

(i) for each Party’s internal and collaborative research use, and

(ii) for all therapeutic and prophylactic uses in human diseases,

specifically excluding any commercial provision of Licensed Products as research reagents for research purposes, and any diagnostic use.

1.11 “IND” shall mean an application submitted to a Regulatory Authority for approval to conduct human clinical investigations, including (a) an investigational new drug application or any successor application or procedure filed with the United States FDA, and (b) any foreign equivalent of a United States IND.

1.12 “Licensed Product” shall mean any product, or part thereof, the manufacture, use or sale of which, absent the license granted hereunder, would infringe one or more Pending Claims or one or more Valid Claims of the Patent Rights.

1.13 “Platform Alliance” shall mean an agreement between one or more Licensees, on the one hand, and a Third Party/Sublicensee, on the other hand, in the field of microRNAs in which multiple patents (including the Patent Rights granted as a sublicense in accordance with Section 2.2 below, and other patent rights relevant for the development and/or commercialisation of a Licensed Product that are Controlled by the Licensee), are bundled together and pursuant to which:

(a) such Licensee(s) and such Sublicensee have agreed to conduct joint discovery, joint optimization, and/or joint preclinical and/or clinical development of Licensed Products; and/or

(b) such Sublicensee is granted a license, or an option to obtain a license, to further develop, make, have made, use, sell, have sold, offer for sale, and/or import a Licensed Product that either (i) was discovered or acquired by such Licensee(s) prior to entering into a sublicense agreement with such Sublicensee, or (ii) was or is jointly discovered, jointly optimized, and/or jointly developed (preclinically and/or clinically) by such Licensee(s) and such Sublicensee;

Agreements between one or more Licensees, on the one hand, and a Third Party, on the other hand, that do not include or involve the Patent Rights, or that solely include the Patent Rights as relevant patent rights in the field of microRNAs, or that do not fulfill Subsections (a) and/or (b) above, shall not constitute Platform Alliances. For the avoidance of doubt, the Parties acknowledge and agree that each of the Existing Regulus Sublicenses is a Platform Alliance.

1.14 “Licensees’ Agreement” shall mean the Amended and Restated License and Collaboration Agreement among the Licensees dated January 1, 2009, as amended.

1.15 “Naked Sublicenses” shall mean any sublicense to the Patent Rights granted by one or more Licensees to a Third Party that is not a license in connection with a Platform Alliance. Licenses that do not include or involve rights to the Patents Rights shall not constitute Naked Sublicenses.

1.16 “NDA” shall mean an application submitted to a Regulatory Authority for marketing approval of a pharmaceutical product, including (a) a new drug application, product license application or biologics license application filed with the United States FDA or any successor applications or procedures, and (b) any foreign equivalent of a new drug application, product license application or biologics license application.

1.17 “Net Sales” of a Licensee shall mean the gross amount invoiced by such Licensee, its Affiliates and its Sublicensees to independent Third Parties for sales or other dispositions of Licensed Products, less the following: (i) to the extent separately stated on the document of sale, any taxes or duties imposed on the manufacture, use, sale or import of Licensed Products which are actually paid, (ii) outbound transportation costs and costs of insurance in transit, (iii) customary trade, cash or quantity discounts or rebates, to the extent actually allowed and taken, (iv) amounts repaid or credited by reason of rejection or return, (v) government-mandated rebates and (vi) a reasonable allowance for bad debts.

Each of a Licensee, its Affiliates and its Sublicensees will be treated as having sold Licensed Products for an amount equal to the fair market value of such Licensed Products if (i) Licensed Products are used by such Licensee, its Affiliates and its Sublicensees without charge or provision of invoice, or (ii) Licensed Products are provided to a Third Party by such Licensee, its Affiliates and its Sublicensees without charge or provision of invoice and used by such Third Party, except in the cases of Licensed Products used to conduct clinical trials, reasonable amounts of Licensed Products used as marketing samples, and Licensed Products provided without charge for compassionate or similar uses.

If a Licensee, its Affiliate or its Sublicensees sells a Licensed Product in unfinished form (i.e., bulk active pharmaceutical ingredient or bulk drug product) to a Third Party for resale, then the gross amount to be included in the calculation of Net Sales arising from such sale shall be the amount invoiced by the Third Party upon resale, in lieu of the amounts invoiced by the Licensee, its Affiliates or its Sublicensee when selling the Licensed Product in unfinished form. Otherwise, where a Licensee, its Affiliate or its Sublicensees sells a Licensed Product in finished form in a manner and at a price consistent with industry standards for such sales to a Third Party for further resale, the amount to be included in the calculation of Net Sales shall be the amount invoiced from such Licensee, its Affiliate or its Sublicensees to such Third Party, not the amount invoiced by such Third Party upon resale.

No deductions shall be made for commissions paid to individuals or entities, or for cost of collections. Not Sales shall occur on the date of invoice for a Licensed Product.

In the case of any sale of Licensed Products for non-cash consideration (e.g., devices, services, use rights, equity, etc.), Net Sales shall be calculated on the fair market value of the consideration received. Section 5.6 applies.

Sales of Licensed Products between a Licensee and its Affiliates or Sublicensees, or among such Affiliates and Sublicensees, for a subsequent resale of such Licensed Product to a Third Party, shall not be included in the calculation of Net Sales, but in such cases the Net

Sales shall be calculated on the amount invoiced by such Affiliates or Sublicensees to a Third Party upon resale.

In the event that a Licensed Product is sold in a combination product form (with one or more other therapeutically active ingredients (excluding, without limitation, any formulation, stabilisation and delivery components) which are not Licensed Products), which therapeutically active ingredients are also independently marketed during the royalty period in question in the country in question, then Net Sales, for purposes of determining royalty payments on the combination product, shall be calculated by multiplying the Net Sales of the combination product by the fraction A/(A+B), where A is the average gross selling price of the Licensed Products sold separately in finished form in similar quantities in the country in question during the royalty period in question, and B is the average gross selling price of the other therapeutically active ingredient(s) sold separately in finished form in similar quantities in the country in question during the royalty period in question. In the event that a Licensed Product is sold in combination with other therapeutically active ingredient(s), and the Licensed Product or one or more other therapeutically active ingredients are not sold separately, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the combination product by the fraction of C/(C+D), where C is the fair market value of the Licensed Products and D is the fair market value of all other therapeutically active ingredient(s) included in the combination product.

1.18 “Patent Rights” shall mean:

(a) the German and international patent and provisional patent applications listed on Appendix A and the resulting patents,

(b) any patent applications resulting from the provisional applications listed on Appendix A, and any divisional, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Appendix A and of such patent applications that result from the provisional applications listed on Appendix A, to the extent the claims are directed to subject matter specifically described in the patent applications listed on Appendix A, and the resulting patents,

(c) any patents resulting from reissues, reexaminations, or extensions (including supplemental protection certificates) (and their relevant international equivalents) of the patents described in (a) and (b) above, and

(d) international (non-German) patent applications and provisional applications filed after the Effective Date and the relevant international equivalents to divisionals, continuations, continuations-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (a), (b), and (c) above, and the resulting patents.

1.19 “Pending Claims” shall mean any claim within the Patent Rights which has been pending for more than […***…] years but less than 10 years after filing a national patent application in the country in question, and has not been finally rejected by the patent office in the country where the Licensed Product is being manufactured, used or sold.

***Confidential Treatment Requested

1.20 “Phase I Clinical Study” shall mean a clinical investigation of a Licensed Product in human healthy persons or patients designed and conducted to evaluate safety.

1.21 “Phase II Clinical Study” shall mean a clinical investigation of a Licensed Product in human patients to determine initial efficacy for a particular indication, short-term side effects and/or dose range finding.

1.22 “Phase Ill Clinical Study” shall mean a clinical investigation of a Licensed Product in human patients to establish efficacy and safety and required to file a NDA application of a Licensed Product with Regulatory Authorities.

1.23 “Regulatory Approval” shall mean any and all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority necessary for the manufacture, use, storage, import, promotion, marketing, pricing and/or sale of a pharmaceutical product in a country.

1.24 “Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing, pricing and/or sale of a pharmaceutical product in a country, including without limitation the FDA.

1.25 “Restatement Date” shall mean the date of signature to this Agreement by the Party last to sign.

1.26 “Sublicense Consideration” shall mean any consideration, whether in cash (e.g., initial or upfront payments, technology access fees, annual fixed payments) or in kind (e.g., devices, services, use rights, equity), received by a Licensee and its Affiliates from a Sublicensee as consideration for a sublicense, or an option to obtain a sublicense, under the Patent Rights (regardless of whether or not such sublicense includes, in addition to the Patent Rights, a license or sublicense, or option to obtain a license or sublicense, under other patents or patent applications Controlled by such Licensee or its Affiliates). Sublicense Consideration specifically excludes (i) any milestone payments relating to the achievement of clinical or regulatory events by any product (including, without limitation, any Licensed Product), (ii) any running royalties on sales of products (including, without limitation, any Licensed Product), (iii) payments specifically committed to reimburse a Licensee for the fully-burdened cost of research and development, (iv) payments made by the Sublicensee in consideration of equity (shares, options, warrants or any other kind of securities) of a Licensee at fair market value, and (iv) equity (shares, options, warrants or any other kind of securities) of the Sublicensee purchased by a Licensee at or above fair market value.

1.27 “Sublicensee” shall mean any Third Party that is granted a sublicense under the Patent Rights by one or more Licensees, either in connection with a Naked Sublicense or in connection with a Platform Alliance.

1.28 “Term” shall have the meaning set forth in Section 9.1 of this Agreement.

1.29 “Third Party” shall mean any person or entity other than MI, MPG, the Licensees and their Affiliates.

1.30 “Valid Claims” shall mean (i) any claim within the Patent Rights which is issued and unexpired, has not been revoked, held unenforceable or invalid by an unappealed or unappealable decision of a court or other governmental agency of competent jurisdiction, and has not been admitted by the owner of such claim to be invalid or unenforceable, and (ii) any claim within the Patent Rights which has been pending for less than […***…] years after filing a national patent application in the country in question, and has not been finally rejected by the patent office in the country where the Licensed Product is being manufactured, used or sold.

ARTICLE 2 – GRANT OF RIGHTS

2.1 License Grant

Subject to the terms of this Agreement, Ml hereby grants to each Licensee and its Affiliates for the Term a royalty-bearing, co-exclusive (among the Licensees), worldwide license, with the right to grant sublicenses through multiple tiers, under the Patent Rights to develop, make, have made, use, sell, have sold, offer for sale and import Licensed Products in the Field.

Notwithstanding the foregoing, Regulus stipulates to Alnylam and Isis that Regulus’ rights to conduct research, development and commercialization of Licensed Products containing or comprising microRNA Mimics (as defined in the Licensees’ Agreement) are limited by, and subject to, the terms of the Licensees’ Agreement.

For the avoidance of doubt, the co-exclusive nature of the license granted under this Section 2.1 means that as long as this Agreement remains in effect: (a) MI shall not grant to any Third Party any license or other right under the Patent Rights to develop, make, have made, use, sell, have sold, offer for sale and import Licensed Products in the Field; and (b) except to the extent expressly permitted by Section 2.3, neither MI nor MPG shall have the right under the Patent Rights to develop, make, have made, use, sell, have sold, offer for sale and import Licensed Products in the Field.

2.2 Sublicenses

Each Licensee and its Affiliates shall have the right to grant sublicenses to the rights granted to it under Section 2.1 to Third Parties, however only (i) as Naked Sublicenses, or (ii) in connection with a Platform Alliance.

Each Naked Sublicense shall be subject to the prior written approval of MI, which shall not unreasonably be withheld. A Licensee proposing to grant a Naked Sublicense shall inform MI in writing at least 30 days prior to the intended signature of any such sublicense agreement in sufficient detail (in particular regarding financial terms and other relevant information) to permit MI to decide whether or not to approve. Any requested approval is deemed to be granted if MI does not refuse the approval in writing within 30 (thirty) days after receiving the necessary information; in particular, MI may withhold its approval if MI deems the received information not sufficient.

Each sublicense granted under this Agreement shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement. The applicable Licensee shall be liable that any subsequent sublicenses granted by its Sublicensees are subject and subordinate to, and consistent with, the terms and conditions of this Agreement.

Within 30 days after the signature of each sublicense granted under this Agreement, the applicable Licensee shall provide Ml with a reasonably redacted copy of the signed sublicense agreement.

***Confidential Treatment Requested

For the avoidance of doubt, and notwithstanding the existence or terms of the Licensees’ Agreement, the Parties acknowledge and agree that Regulus shall not be considered a Sublicensee of Alnylam and/or Isis for purposes of this Agreement.

2.3 Retained Rights

MPG retains the right to practice under the Patent Rights for non-commercial scientific research, teaching, education, non-commercial collaboration (including industry-sponsored scientific collaborations) and publication purposes. The Licensees acknowledge that the German government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any Patent Rights for government purposes.

2.4 No Additional Rights

Nothing in this Agreement shall be construed to confer any rights upon any Licensee by implication, estoppel, or otherwise as to any intellectual property rights, including without limitation patents and patent applications, trademarks, copyrights and know-how, of MPG other than the Patent Rights, regardless of whether such intellectual property rights shall be dominant or subordinate to any Patent Rights.

ARTICLE 3 – NO REPRESENTATIONS OR WARRANTIES

Each Licensee is informed of the Patent Rights and the difficult patent situation in the field of RNA interference, and that such Licensee might need additional licenses from Third Parties to have freedom to operate. MI and MPG MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS, EXPRESS OR IMPLIED, AND THE ABSENCE OF ANY LEGAL OR ACTUAL DEFECTS, WHETHER OR NOT DISCOVERABLE. Specifically, and not to limit the foregoing, MI and MPG make no warranty or representation (i) regarding the merchantability or fitness for a particular purpose of the Patent Rights, (ii) regarding the patentability, validity or scope of the Patent Rights, (iii) that the exploitation of the Patent Rights or any Licensed Product will not infringe any patents or other intellectual property rights of MPG or of a Third Party, and (iv) that the exploitation of the Patent Rights or any Licensed Product will not cause any damages of any kind to a Licensee or a Third Party.

TO THE EXTENT LEGALLY PERMISSIBLE, IN NO EVENT SHALL MI, MPG, THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER MI OR MPG SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

ARTICLE 4 – DILIGENCE OBLIGATIONS AND REPORTS

4.1 Development Responsibilities and Due Diligence in the Field

(a) Each Active Licensee shall use commercially reasonable efforts to develop, solely or jointly with its Sublicensees, their respective Licensed Products. Such development includes preclinical and clinical drug development activities, including test method development and stability testing, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies and regulatory affairs, product approval and registration.

(b) In particular, each Active Licensee shall use commercially reasonable efforts, and shall oblige its Affiliates and Sublicensees to use commercially reasonable efforts, to develop their respective Licensed Products in compliance with this Section 4.1, in particular to carry out the following responsibilities:

(i) conduct all clinical trials that are required to obtain Regulatory Approval to manufacture, market and sell their respective Licensed Products worldwide;

(ii) determine the nature and content of. any submissions to Regulatory Authorities that are necessary to obtain approval to manufacture, market and sell their respective Licensed Products worldwide and prepare and file any such submissions; and

(iii) obtain all Regulatory Approvals necessary to manufacture, market and sell their respective Licensed Products worldwide.

4.2 Commercialization Responsibilities and Due Diligence in the Field

(a) Each Active Licensee shall use commercially reasonable efforts to commercialize, solely or jointly with its Sublicensees, their respective Licensed Products. Such commercialization includes the producing, manufacturing, processing, filling, finishing, marketing, promoting, distributing, importing and/or selling of their respective Licensed Products.

(b) In particular, each Active Licensee shall use commercially reasonable efforts, and shall oblige its Affiliates and Sublicensees to use commercially reasonable efforts, to commercialize their respective Licensed Products in compliance with this Section 4.2, in particular to carry out the following responsibilities:

(i) manufacture, or have manufactured, Licensed Products to be used or sold by such Active Licensee, its Affiliates and its Sublicensees for all commercial purposes within the Field, and

(ii) commercialize each of their respective Licensed Products worldwide, following receipt, on a country-by-country basis, of all required Regulatory Approvals.

4.3 Development and Commercialisation Reports in the Field

Each Active Licensee shall furnish, and shall oblige its Affiliates to furnish to such Active Licensee for inclusion in its reports to MI, to MI in writing, semi-annually, within 60 (sixty) days after the end of each calendar half year, with a development and commercialisation report, stating in reasonable detail the activities and the progress of its efforts (including the efforts of its Sublicensees) during the immediately preceding calendar half year to develop and commercialize their respective Licensed Products, on a product-by-product and country-by-country basis. The report shall also contain a discussion of intended development and commercialisation efforts for the calendar half year in which the report is submitted.

4.4 Compliance with Laws

Each Active Licensee shall use, and shall oblige its Affiliates and Sublicensees to use, commercially reasonable efforts to comply with all local, state, federal, and international laws and regulations relating to the development, manufacture, use and sale of Licensed Products.

4.5 Non-Use of Names

Neither a Licensee, nor its Affiliates or Sublicensees, may use the name of “Max Planck Institute”, “Max Planck Society”, “Max-Planck-Innovation” or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by any of the aforementioned, in any promotional material or other public announcement or disclosure without the prior written consent of MI or in the case of an individual, the consent of that individual. Each Licensee may disclose the existence of this license in any of its regulatory filings.

4.6 Liability for Affiliates and Sublicensees

If Affiliates of a Licensee develop, manufacture, use and/or sell Licensed Products under the Patent Rights, such Licensee warrants and is liable towards MI that its Affiliates perform this Agreement in accordance with the terms and conditions of this Agreement, and such Licensee shall be responsible and liable for any acts and omissions, e.g., payments and reports, of its Affiliates.

Any sublicense granted by a Licensee under this Agreement is subject to and will be consistent with the terms and conditions of this Agreement. The grant of any such sublicense hereunder will not relieve the sublicensing Licensee of its obligations under this Agreement. In the event of a material default by any sublicensee of a Licensee, such Licensee will inform MI and take commercially reasonable efforts to cause the sublicensee to cure the default or will terminate the sublicense.

4.7 Effect of Failure

In the event that a Licensee or any of its Affiliates has materially failed to fulfill any of such Licensee’s obligations under this Article 4, then MI may treat such material failure as a material breach of such Licensee in accordance with Section 9.6.

ARTICLE 5 – FINANCIAL PROVISIONS

5.1 Upfront Payment

Regulus shall pay to MI an upfront payment of US $400,000 (four hundred thousand United States Dollars), due within 30 days after the Restatement Date.

The Parties acknowledge and agree that such payment will be in complete satisfaction of any and all amounts that may have become due and payable to Ml by any Licensee with respect to Sublicense Consideration received by Regulus prior to the Restatement Date pursuant to any Existing Regulus Sublicense (“Past Regulus Sublicense Consideration”) or any payment made by Regulus to Alnylam and/or Isis with respect to any Past Regulus Sublicense Consideration (“Past Alnylam/Isis Sublicense Consideration”). In consideration of Regulus’ payment in full to MI of such upfront payment, MI, on behalf of itself and MPG, hereby irrevocably waives any claim that any Licensee was obligated to pay to MI and/or MPG any portion of Past Regulus Sublicense Consideration and/or Past Alnylam/Isis Sublicense Consideration, including, without limitation, any claim that the failure by any Licensee to pay MI any portion of Past Regulus Sublicense Consideration and/or Past Alnylam/Isis Sublicense Consideration constituted a breach of any Licensee’s or its Affiliate’s obligations under the Original Agreement or this Agreement. For the avoidance of doubt, such upfront payment shall not be regarded as any kind of satisfaction for any amounts that may become due and payable to MI by any Licensee with respect to Sublicense Consideration (including, without limitation, pursuant to any Existing Regulus Sublicense) received by any Licensee on or after the Restatement Date; such amounts shall be treated according to Section 5.5.

5.2 Milestone Payments

Within 30 days after the first achievement of each of the following milestone events by a Licensed Product, the Licensee that is engaged in the development of such Licensed Product (directly and/or through any of its Affiliates or its Sublicensees) shall pay to MI the corresponding milestone payment set forth in the table below:

Milestone Event	Milestone Payment
[…***…]	US$[…***…]
[…***…]	US$[…***…]
[…***…]	US$[…***…]
[…***…]	US$[…***…]

Each of the above milestone payments for a particular Licensed Product is due and payable by the Licensee that is engaged in the development and commercialization of such Licensed Product.

Initiation of the respective phase of the clinical study shall be deemed to be achieved after the dosing of the first patient (or, in the event of a Phase I Clinical Study, of the first healthy person) in such clinical study.

For each Licensed Product, milestone payments will only be due the first time such Licensed Product achieves such milestone. A Licensed Product will be considered the same Licensed Product as long as it has not been modified in such a way (unless as the result of stabilizing, formulation or delivery technology) that would require the filing of a different IND for such Licensed Product.

5.3 Running Royalties

(a) Licensed Products Covered by Valid Claims

Each Licensee shall pay running royalties to Ml on annual Net Sales by such Licensee, its Affiliates and its Sublicensees of each Licensed Product covered by Valid Claims, at the applicable rate(s) set forth below:

***Confidential Treatment Requested

Incremental Portion of Annual Net Sales	Applicable Royalty Rate
Less than or equal to $100 Million US Dollars	[…***…]%
Between $100 Million US Dollars and $250 Million US Dollars	[…***…]%
Between $250 Million US Dollars and $500 Million US Dollars	[…***…]%
Greater than $500 Million US Dollars	[…***…]%

Annual Net Sales shall be calculated based on the cumulative annual Net Sales of the respective Licensed Product in countries where one or more Valid Claims cover such Licensed Product. For purposes of clarity, examples of royalty calculations are attached hereto as Appendix B.

(b) Licensed Products Covered by Pending Claims

Each Licensee shall pay running royalties to Ml on annual Net Sales by such Licensee, its Affiliates and its Sublicensees of each Licensed Product covered by Pending Claims (and not covered by any Valid Claim), at the applicable rate(s) set forth below:

Incremental Portion of Annual Net Sales	Applicable Royalty Rate
Less than or equal to $100 Million US Dollars	[…***…]%
Between $100 Million US Dollars and $250 Million US Dollars	[…***…]%
Between $250 Million US Dollars and $500 Million US Dollars	[…***…]%
Greater than $500 Million US Dollars	[…***…]%

Annual Net Sales shall be calculated based on the cumulative annual Net Sales of the respective Licensed Product in countries where one or more Pending Claims (but no Valid Claims) cover such Licensed Product.

(c) Applicability. Royalties on Net Sales of a Licensed Product in a country shall be payable either under Section 5.3(a) (if at least one Valid Claim covers such Licensed Product in such country, regardless of whether or not any Pending Claim also covers such Licensed Product in such country) or under Section 5.3(b) (if at least one Pending Claim covers such Licensed Product in such country and no Valid Claim covers such Licensed Product in such country). In no event shall Net Sales of a Licensed Product in a country be subject to royalties under both Section 5.3(a) and Section 5.3(b). No royalties shall be payable with respect to sales of a product in a country if no Valid Claim or Pending Claim covers the manufacture, use or sale of such product in such country. Royalties on Net Sales of a particular Licensed Product shall be due and payable only by the Licensee that is engaged, either directly or through any of its Affiliates or its Sublicensees, in the commercialization of such Licensed Product.

5.4 Reduction of Running Royalties

(a) Third Party Licenses

In the event a Licensee, or any of its Affiliates or its Sublicensees, licenses any patents or patent applications Controlled by a Third Party in order to make, use, or sell a Licensed Product (explicitly excluding, without limitation, any Third Party patents and patent applications

***Confidential Treatment Requested

covering any formulation, stabilization, or delivery technology, or any target for a Licensed Product), the running royalties set forth in Section 5.3(a) or Section 5.3(b), as applicable to such Licensed Product, will be reduced, on a country-by-country and product-by-product basis, from the date running royalties have to be actually paid to such Third Party, by […***…]% of any running royalty owed to a Third Party for the manufacture, use or sale of such Licensed Product, provided however that the running royalties due to MI for such Licensed Product will not be reduced to less than […***…]% of the royalties that would otherwise have been payable under Section 5.3(a) or Section 5.3(b), as applicable, in the absence of this Section 5.4(a). MI has a right to challenge in writing (and in accordance with Section 10.3) whether such Third Party license is required for objective commercial and/or legal reasons and therefore should result in a reduction in the royalties.

(b) Minimum Royalty Floor

The running royalties stated in Section 5.3 shall in no event be reduced by the application of this Section 5.4 to less than a minimum royalty rate of (i) […***…]% ([…***…] percent) for Licensed Products subject to Section 5.3(a), and (ii) […***…]% ([…***…] percent) for Licensed Products subject to Section 5.3(b).

(c) Cumulative Royalties Due to MI

In no event shall the total cumulative running royalty burden of a Licensee for a Licensed Product arising out of this Agreement and any Existing MI Licenses, calculated on a product-by-product and country-by-country basis, exceed […***…]% ([…***…] percent) for such a Licensed Product.

5.5 Sublicense Revenues

(a) Naked Sublicenses

In the event that a Licensee grants a Naked Sublicense to a Third Party pursuant to Section 2.2, such Licensee shall pay to MI […***…]% ([…***…] percent) of the Sublicense Consideration it receives from such Third Party, due within thirty (30) days after receipt; provided, however, that if such Naked Sublicense includes, in addition to the Patent Rights, patents or patent applications Controlled by such Licensee, then such Licensee shall pay to MI […***…]% ([…***…] percent) of that portion of the Sublicense Consideration that is reasonably attributable to the value of the Patent Rights relative to the value of the other patents or patent applications Controlled by such Licensee included in such Naked Sublicense (such relative value of the Patent Rights hereinafter the “Patent Rights Value”). Together with the copy of any Naked Sublicense agreement to be provided to MI according to Section 2.2, such Licensee shall suggest to MI the Patent Rights Value based on a good faith fair market value determination, together with any information reasonably necessary or useful for MI to evaluate such suggestion. If, within 30 days after receipt of the information, MI objects for cause to the suggested Patent Rights Value, Section 10.3 applies.

(b) Platform Alliances

In the event that a Licensee grants a sublicense, or an option to obtain a sublicense, to a Third Party pursuant to Section 2.2 in connection with a Platform Alliance, such Licensee shall pay to MI […***…]% ([…***…] percent) of the Sublicense Consideration it receives from such Third Party, due within thirty (30) days after receipt. For purposes of clarification, the calculation

***Confidential Treatment Requested

of the amount due to MI under this Section 5.5(b) with respect to a Platform Alliance shall be based on the total amount of Sublicense Consideration received by the applicable Licensee from such Third Party with respect to any and all patents and patent applications (including, without limitation, the Patent Rights) Controlled by such Licensee that are included in such Platform Alliance, without regard to (i) any allocation of Sublicense Consideration between the sublicensed Patent Rights, on the one hand, and the other patents or patent applications Controlled by such Licensee that are included in such sublicense, on the other hand (“Other Patents”), that may be set forth in the Platform Alliance agreement or otherwise agreed to by such Licensee and such Third Party, and (ii) any determination by such Licensee, such Third Party or any other person or entity of the value of such sublicensed Patent Rights relative to the value of such Other Patents.

(c) Non-cash Consideration

If a Licensee receives any non-cash Sublicense Consideration, such Licensee shall pay MI, at MI’s election, either (i) a cash payment equal to the fair market value of the Sublicense Consideration, or (ii) the in-kind portion, if practicable, of the Sublicense Consideration.

5.6 Fair Market Value Determination

In the event that, according to this Agreement, a “fair market value” has to be determined, the Party obliged to suggest such fair market value shall provide the other Party in due time with a good faith determination of the fair market value, together with any information necessary or useful to support such determination. The other Party shall have the right to provide the suggesting Party in due time with a counter-determination of the fair market value, which shall include any information necessary or useful to support such counter-determination. If the Parties are unable to agree on a fair market value determination within 30 days after receipt of such counter-determination, Section 10.3 applies.

5.7 Reports

Starting with the first commercial sale of a Licensed Product by or on behalf of a Licensee, its Affiliates or its Sublicensees, within 60 (sixty) days of the end of each calendar half year, such Licensee shall deliver a detailed report to MI for the immediately preceding calendar half year showing at least, on a product-by-product and country-by-country basis, (i) the kind and number of Licensed Products sold by such Licensee, its Affiliates and its Sublicensees, (ii) the gross price charged, (iii) the calculation of Net Sales, and (iv) the resulting running royalties due to MI according to those figures. If no running royalties are due to MI, the report shall so state.

5.8 Payments

(a) Accounting and Payments

Running royalties shall be payable for each calendar half year, and shall be due to MI within 60 (sixty) days of the end of each calendar half year.

(b) Method of Payment

All payments under this Agreement shall be made payable to “Max-Planck-Innovation GmbH” to the following account: […***…]; account number

***Confidential Treatment Requested

[…***…]; bank code […***…]; SWIFT address: […***…]. Each payment shall reference this Agreement and the obligation under this Agreement that the payment satisfies.

(c) Payments in US Dollars

All payments due under this Agreement shall be payable in US Dollars and, if legally required, shall be paid with the additional value added tax. Conversion of foreign currency to US Dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the relevant calendar half year. Such payments shall be without deduction of exchange, collection, or other charges, except for deduction of withholding or similar taxes. The Parties shall use all reasonable and legal efforts to reduce tax withholding on payments made to MI hereunder. Notwithstanding such efforts, if a Licensee concludes that tax withholdings under the laws of any country are required with respect to payments to MI, such Licensee shall withhold the required amount and pay it to the appropriate governmental authority. In such a case, such Licensee will promptly provide MI with original receipts or other evidence reasonably desirable and sufficient to allow MI to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits.

(d) Late Payments

Any payments that are not paid on or before the date such payments are due under this Agreement shall bear Interest on arrears at […***…]% ([…***…] percentage points) per year.

5.9 Bookkeeping and Auditing

Each Licensee is obliged to keep, and shall oblige its Affiliates and its Sublicensees to keep, complete and accurate books on any reports and payments due to MI under this Agreement, which books shall contain sufficient information to permit MI to confirm the accuracy of any reports and payments made to MI. MI, or MI’s appointed agents, is authorized to check the books of each Licensee, and, upon MI’s request, each Licensee, or agents appointed by such Licensee, shall check the books of such Licensee’s Affiliates and Sublicensees for MI, once a year. The charges for such a check shall be borne by MI. Once Ml has checked a particular year, it cannot subsequently re-check such year. In the event that such check of a Licensee’s or its Affiliates’ or its Sublicensees’ books reveals an underpayment in excess of 5% (five percent), the audited Licensee shall bear the full cost of such check and shall remit any amounts due to MI within thirty days of receiving notice thereof from MI, together with interest calculated in the manner provided in Section 5.8(d).

The right of auditing by MI under this Section shall expire three years after each report or payment has been made. Sublicenses granted by a Licensee shall provide that such Licensee shall have the right to check the books of its Sublicensees according to this Section 5.9.

5.10 No Refund

All payments made by a Licensee (or, as the case may be, by its Affiliates and Sublicensees) under this Agreement are nonrefundable and noncreditable against each other.

***Confidential Treatment Requested

ARTICLE 6 – PATENT PROSECUTION AND INFRINGEMENT

6.1 Responsibility for Patent Rights

MI shall, in its sole discretion, apply for, seek issuance of, maintain, or abandon the Patent Rights during the Term. MI shall (i) keep each Active Licensee reasonably informed as to the filing, prosecution, maintenance and abandonment of the Patent Rights, (ii) furnish each Active Licensee copies of documents relevant to any such filing, prosecution maintenance and abandonment, and (iii) allow each Active Licensee reasonable opportunity to timely comment and advise on patent attorneys to be used and on documents to be filed with any patent office which would affect the Patent Rights in the Field, and (iv) give good faith consideration to the comments and advice of each Active Licensee.

Each Active Licensee shall cooperate in good faith with MI, in order to allow MI to implement, together with the Diagnostic Licensees, a joint strategy relating to the filing, prosecution and maintenance of the Patent Rights.

Each Active Licensee and MI shall cooperate, if necessary and appropriate, with each other in gaining patent term extension wherever applicable to the Patent Rights, and shall use reasonable efforts to agree upon a joint strategy relating to patent term extensions.

6.2 Patent Costs

Effective as of the Restatement Date and thereafter during the Term, the Active Licensee(s) shall pay to MI, on a country-by-country basis, in the aggregate […***…]% of all fees and costs, including attorneys fees, relating to the filing, prosecution, maintenance and extension of the Patent Rights, which MI incurs during the Term. For the avoidance of doubt, such […***…]% share shall apply as long as all four Diagnostic Licenses remain in effect; in the event that one or more of the Diagnostic Licenses is terminated, the share to be paid by the Active Licensee(s) shall be increased to in the aggregate […***…]%, unless all four Diagnostic Licenses are again in full force and effect. If there is more than one Active Licensee, then the obligation to pay such […***…]% share (or […***…]% share, as applicable) shall be divided equally between or among such Active Licensees. MI shall decide, in its sole discretion, if the fees and costs due pursuant to this Section 6.2 shall be paid directly by the Active Licensee(s) to the creditor, or if the Active Licensee(s) shall reimburse MI for all amounts due pursuant to this Section 6.2 within 30 (thirty) days after receiving MI’s respective invoice.

In the event that an Active Licensee wishes to cease payment for any of the Patent Rights, such Active Licensee shall notify MI thereof in writing (with a copy to each other Licensee) in due time, at least 3 months prior to any deadline. MI shall have the right to continue payment for such Patent Rights in its own discretion and at its own expense. In any event, such Patent Rights shall no longer be covered by this Agreement with respect to the ceasing Active Licensee from the date such Active Licensee informs MI of its cessation of payments.

6.3 Infringement of Patent Rights by Third Party

A Licensee shall promptly inform MI in writing if such Licensee becomes aware of any suspected or actual infringement of the Patent Rights by any Third Party, and of any available evidence thereof.

***Confidential Treatment Requested

Subject to the right of an Active Licensee to join in the prosecution of infringements set forth below, MI shall have the right, but not the obligation, to prosecute (whether judicial or extrajudicial) in its own discretion and at its own expense, all infringements of the Patent Rights. The total costs of any such sole infringement action shall be borne by MI, and MI shall keep any recovery or damages (whether by way of settlement or otherwise) derived therefrom. In any such infringement suits, each Licensee shall, at Ml’s expense, cooperate with MI in all respects.

Each Licensee shall have the right at its sole discretion to join MI’s prosecution of any infringements of the Patent Rights, provided that to the extent the infringing activity competes with a Licensed Product being commercialized by an Active Licensee, then only such Active Licensee shall be permitted to join MI’s prosecution of such infringement. In any such joint infringement suits, MI and joining Active Licensee(s) will cooperate in all respects. MI and the joining Active Licensee(s) will agree in good faith on the sharing of the total cost of any such joint infringement action and the sharing of any recovery or damages derived therefrom.

In the event that MI decides not to prosecute infringements of the Patent Rights, neither solely nor jointly with any Licensee(s), MI shall offer to the Licensee(s) the right to prosecute (whether jointly by two or more Licensees or solely by one Licensee) any such infringement in their own discretion and at their own expense, provided that to the extent the infringing activity competes with a Licensed Product being commercialized by an Active Licensee, then only such Active Licensee shall have the right to prosecute such infringement. Ml shall, at the expense of the prosecuting Licensee(s), cooperate. The total cost of any such infringement action shall be borne by the prosecuting Licensee(s), and the prosecuting Licensee(s) shall keep any recovery or damages derived therefrom.

In the event that a Party prosecuting infringements according to this Section 6.3 intends to make any arrangements with the infringer to settle the infringement (such as granting a license or entering a settlement agreement), any such arrangement needs the prior written approval of each other Party, which shall not unreasonably be withheld. Any sublicense granted by any Licensee to a Third Party infringer shall be regarded and treated as a Naked Sublicense under this Agreement.

ARTICLE 7 – INDEMNIFICATION AND INSURANCE

7.1 Indemnification

Each Licensee shall indemnify, defend, and hold harmless MI, MPG and their trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (collectively the “Indemnitees”), against any and all claims, suits, actions (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis), demands, judgments, liabilities, losses, damages, costs, fees or expenses (collectively, “Claims”) incurred by or imposed upon any of the Indemnitees to the extent resulting from or arising out of (i) any use of the Patent Rights by such Licensee, or its Affiliates and Sublicensees, or (ii) any product, process, or service that is developed, made, used, sold, or performed by such Licensee, or its Affiliates and Sublicensees, pursuant to any right or license granted under this Agreement, or (iii) any use by end users and other Third Parties of any such Licensee’s, or its Affiliates’ and Sublicensees’, products, processes or services.

7.2 Procedures

The Indemnitees agree to provide written notice of any Claims to the Licensee from which indemnification is sought under this Agreement (an “Indemnifying Licensee”) within 30 days after the Indemnitees have knowledge of such Claims.

The Indemnifying Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to MI to defend against any such Claims; provided, however, that any Indemnitee shall have the right to retain its own counsel, at its own expense, if representation of such lndemnitee by the counsel retained by the Indemnifying Licensee would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other Party represented by such counsel.

The Indemnitees shall (i) permit the Indemnifying Licensee to assume full responsibility to investigate, prepare for and defend against any such Claims (including all decisions relative to litigation, appeal, and settlement), and (ii) assist the Indemnifying Licensee at the Indemnifying Licensee’s expense, in the investigation, preparation and defense of any such Claims, and (iii) not compromise or settle such Claims without the prior consent of the Indemnifying Licensee.

The Indemnifying Licensee shall keep MI informed of the progress in the defense and disposition of such Claims, and to consult with MI with regard to any proposed settlement.

7.3 Insurance

Each Licensee shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance, which shall protect such Licensee and the Indemnitees with respect to events covered by Section 7.1 above. The limit of insurance shall not be less than […***…] US$ ([…***…] US Dollars) per incident and […***…] US$ ([…***…] US Dollars) aggregate. Upon request, a Licensee shall provide MI with certificates of insurance evidencing compliance with this Section 7.3.

ARTICLE 8 – CONFIDENTIALITY

8.1 Confidentiality Obligation

This Agreement and any Confidential Information disclosed to a Party under this Agreement by another Party shall be treated confidential by the Receiving Party during the Term and for 5 (five) years thereafter. The Receiving Party shall not use the Confidential Information for any purposes other than those necessary to directly further the purpose of this Agreement.

8.2 Permitted Disclosures

A Party may disclose Confidential Information received from a Disclosing Party under this Agreement:

(a) to Regulatory Authorities in connection with IND or NDA filings, provided that such disclosures may be made only to the extent reasonably necessary to make such filings;

***Confidential Treatment Requested

(b) to Affiliates, Sublicensees, agents, consultants, attorneys and/or other Third Parties for the development, manufacturing and/or marketing of Licensed Products (or for such parties to determine their interest in performing such activities) in accordance with this Agreement on the condition that such Affiliates, Sublicensees and Third Parties agree to be bound by the confidentiality obligations contained in this Agreement;

(c) if such disclosure is required by law or regulation (including without limitation by rules or regulations of any securities exchange), provided that prior to such disclosure, the obligated Party promptly notifies the Disclosing Party of such requirement, and provided further that the obligated Party will furnish only that portion of the Disclosing Party’s Confidential Information that it is legally required to furnish.

Regarding the disclosure of this Agreement, (i) each Licensee may disclose a copy of this Agreement on a confidential basis to prospective lenders and investors, and a mutually agreed upon redacted copy of this Agreement on a confidential basis to prospective collaborators or as part of any regulatory filing, and (ii) MI may disclose a copy of this Agreement on a confidential basis to MPG.

ARTICLE 9 – TERM AND TERMINATION

9.1 Term

This Agreement shall commence on the Effective Date and shall remain in effect until the expiration or abandonment of all issued patents and filed patent applications within the Patent Rights, unless earlier terminated in accordance with the provisions of this Agreement.

9.2 Voluntary Termination by Licensee

Each Licensee shall have the right to terminate this Agreement, for any reason, (i) upon at least 3 (three) months prior written notice to MI and the other Licensees, such notice to state the date at least 3 (three) months in the future upon which termination is to be effective, and (ii) upon payment of all amounts due by such Licensee to MI accrued prior to such termination effective date. Termination of this Agreement by a Licensee shall not be deemed to terminate this Agreement for any other Licensee.

9.3 Cessation of Business

If a Licensee ceases to carry on its business related to this Agreement, the ceasing Licensee has to inform MI thereof immediately; and in such event, the ceasing Licensee and MI shall each have the right to terminate this Agreement immediately upon written notice to each other.

9.4 Change of Ownership

In the event of a Change of Control (defined below) of a Licensee, such Licensee shall provide MI, upon MI’s request, with written reports in reasonable detail on the actual and intended future activities of such Licensee to develop and commercialize Licensed Products. If the reports are not provided to MI in due time and/or in sufficient detail, after 60 days written notice from MI, such failure will be a material breach under Section 9.6, and MI shall have the right to terminate this Agreement with respect to such breaching Licensee in accordance with the procedures set forth in Section 9.6. Such Licensee shall inform MI promptly of the implementation of any such assignment or transfer. For purposes of this Section, “Change of Control” shall mean any transaction or series of related transactions to which a Licensee is a party in which 50% or more of the issued and outstanding shares of such Licensee are assigned or transferred to a Third Party; but excluding: (i) any public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended; and (ii) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by such Licensee or indebtedness of such Licensee is cancelled or converted, or a combination thereof.

9.5 Attack on Patent Rights

MI shall have the right to terminate this Agreement with respect to a Licensee upon 30 days prior written notice to such Licensee, if such Licensee or any of its Affiliates attacks, or has attacked or supports an attack through a Third Party, on the validity of any of the Patent Rights.

9.6 Termination for Default

In the event a Licensee fails to pay any amounts due and payable to MI hereunder, and fails to make such payments within 30 (thirty) days after receiving written notice of such failure, MI may terminate this Agreement with respect to the breaching Licensee immediately upon written notice to such Licensee. Notwithstanding the foregoing, in the event a Licensee commits a material breach of its obligations under this Agreement, and fails to cure that breach within 60 (sixty) days after receiving written notice thereof, MI may terminate this Agreement with respect to the breaching Licensee immediately upon written notice to such Licensee.

9.7 Effect of Termination

Any termination according to this Article 9 shall only terminate this Agreement between MI and the affected Licensee, and it shall remain in full force and effect between MI and the non-affected Licensees. For purposes of clarification, a breach by one Licensee will not equal a breach by any other Licensee.

The following provisions shall survive the expiration or termination of this Agreement: Article 1, Article 3, Article 7, Article 8 and Article 10 and Sections 5.7, 5,8, 5.9, 5.10 and 9.7. In no event shall termination or expiration of this Agreement release any Party of any obligation accruing prior to such termination or expiration, including, without limitation, the obligation to pay any amounts that became due by such Party (or its Affiliates and Sublicensees) on or before the effective date of termination or expiration.

In the event that any license granted to a Licensee under this Agreement is terminated, any sublicense under such license granted prior to termination of said license shall remain in full force and effect, provided that (i) the Sublicensee is not then in breach of its sublicense agreement, and (ii) the Sublicensee agrees, in writing within thirty (30) days after the effective date of termination, to be bound to MI as licensor under the terms and conditions of the sublicense agreement, provided that MI shall have no other obligation than to leave the sublicense granted by such Licensee in place.

9.8 Bankruptcy

This Agreement shall terminate automatically as to a Licensee upon (i) the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against such Licensee, or (ii) the assignment of a substantial portion of the assets of such Licensee for the benefit of creditors; provided, however, in the case of any involuntary bankruptcy proceeding such automatic termination will only become effective if the affected Licensee consents to the involuntary bankruptcy, or such proceeding is not dismissed within 90 (ninety) days of the filing thereof.

ARTICLE 10 – MISCELLANEOUS

10.1 Notice

Any notices required or permitted under this Agreement shall be in English and in writing (by certified or registered mail, or through a major overnight courier, or by facsimile), shall specifically refer to this Agreement, and shall be sent to the following addresses or facsimile numbers of the Parties:

If to MI:	Max-Planck-Innovation GmbH Amalienstrasse 33 D-80799 Muenchen/Germany Fax: +49/89/290919-99

If to Alnylam:	Alnylam Pharmaceuticals, Inc. 330 Third Street Cambridge, MA 02142, USA Fax; +1-617-551-8101

If to Isis:	Isis Pharmaceuticals, Inc. 1896 Rutherford Road Carlsbad, CA 92008, USA Fax: +1-760-931-3861

If to Regulus:	Regulus Therapeutics Inc. 3545 John Hopkins Ct. San Diego, CA 92121, USA Fax: +1-858-202-6363

A Party may change its contact information immediately upon written notice to the other Parties in the manner provided in this Section.

10.2 Governing Law

This Agreement will be governed by and construed under the laws of the State of New York, USA without giving effect to its conflict of laws rules. Questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

10.3 Dispute Resolution

(a) The Parties recognize that disputes may from time to time arise between the Parties during the Term. In the event of such a dispute, a Party, by written notice to the affected other Party, may have such dispute referred to the Parties’ respective officers or directors designated below or their successors, for attempted resolution by good faith negotiations within 30 days after such notice is received. Said designated officers or directors are as follows:

For Isis:	Chief Operating Officer
For Alnylam:	President of Board of Directors
For Regulus:	Chief Executive Officer
For MI:	Managing Director

(b) In the event the designated officers or directors are not able to resolve such dispute during such 30-day period, then each affected Party may initiate arbitration under the Commercial Arbitration Rules of the American Arbitration Association. The venue for the arbitration procedure shall be London, United Kingdom, the language shall be English, and the panel shall consist of three arbitrators appointed in accordance with such arbitration rules. The award of the arbitrators shall be the sole and exclusive remedy between the affected Parties regarding any such dispute. An award rendered in connection with an arbitration pursuant to this Section 10.3 shall be final and binding upon the affected Parties, and any judgment upon such award may be enforced in any court of competent jurisdiction

(c) In the event of a dispute relating to

(i) whether a Licensed Product would, absent the license granted hereunder, infringe the Patent Rights, or

(ii) whether a Licensed Product is sold in a combination product form, or

(iii) whether a Licensed Product is covered by Existing MI Licenses, or

(iv) whether a Third Party license is required in order to make, use, or sell a Licensed Product, or

(v) the determination of a Patent Rights Value in the event of Naked Sublicenses for pooled technologies, or

(vi) the determination of a fair market value,

(I) the disputing Parties shall, in connection with their attempt according to Subsection (a) above to resolve such disputes, include or involve experienced Third Parties appointed by them (e.g. certified public accountants, patent attorneys, lawyers) in their good faith negotiations and (II) in rendering judgment, the arbitrators will be instructed by the Parties that they can only select from between the proposals for resolution of the relevant issue presented by each Party, and not any other proposal.

(d) Nothing in this Section 10.3 shall be construed as limiting in any way the right of a Party to seek an injunction or interlocutory relief with respect to any actual or threatened breach of this Agreement.

10.4 Assignment and Transfer

This Agreement is personal to each Licensee, and neither this Agreement no any rights or obligations may be assigned or otherwise transferred by a Licensee to a Third Party without the prior written consent of MI. Notwithstanding the foregoing, a Licensee may assign this Agreement to a Third Party in connection with the merger, consolidation, or sale of all or substantially all of such Licensee’s assets or that portion of such Licensee’s business to which this Agreement relates; provided, however, that this Agreement shall immediately terminate if the proposed Third Party assignee fails to agree in writing to be bound by the terms and conditions of this Agreement on or before the effective date of assignment. After the effective date of assignment, the Third Party assignee shall provide MI, upon MI’s request, with written reports in reasonable detail on the actual and intended future activities of the Third Party assignee to develop and commercialize Licensed Products. If the Third Party assignee does not maintain a program to develop and commercialize Licensed Products that is substantially similar or greater in scope to the program of the assigning Licensee after the effective date of assignment, then MI has the right to limit the scope of the co-exclusive license granted under this Agreement to such Licensed Products actually covered by the program of the Third Party assignee.

10.5 Amendment and Waiver

This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by all Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

10.6 Severability

Should one or more of the provisions of this Agreement be held void, invalid or unenforceable under applicable law, the remaining provisions of this Agreement will not cease to be effective. The Parties shall negotiate in good faith to replace such void, invalid or unenforceable provision by a new provision which reflects, to the extent possible, the original intent of the Parties.

10.7 Headings

All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

10.8 Entire Agreement

This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and any previous agreements and understandings, whether oral or written, made by the Parties on the same subject matter, including, without limitation, the Original Agreement, are expressly superseded by this Agreement.

10.9 Force Majeure

No Party will be deemed to be in default of this Agreement for failure or delay of the performance of its obligations or attempts to cure any breach of this Agreement, when such failure or delay is caused by or results from causes beyond the reasonable control of or not reasonably avoidable by such Party, including, without limitation, embargoes, acts of war, strikes, lockouts or other labor disturbances, or acts of God. The affected Party will notify the other Parties of such force majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such force majeure circumstances. In case of such a force majeure event, the time for performance or cure will be extended for the period equal to the duration of such force majeure event, but not in excess of three (3) months.

10.10 Relationship of the Parties

It is expressly agreed that MI and the Licensees will be independent contractors and that the relationship among the Parties and among the Licensees will not constitute a partnership, joint venture or agency. Specifically, and not to limit the foregoing, (i) the rights and obligations contained in this Agreement shall, except as expressly stated otherwise, apply to the Licensees severally, and (ii) no Licensee will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on any other Licensee.

10.11 Press release

Each Party may make public announcements with respect to the nature and general subject matter of this Agreement. Each Party shall provide to the other Parties a copy of any such public announcement as soon as reasonably practicable under the circumstances, but not less than one week, prior to its scheduled release. The other Parties shall have the right to review and recommend changes to any announcement, and the Party whose press release has been reviewed shall in good faith consider any changes that are timely recommended by the reviewing Parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

MAX-PLANCK-INNOVATION GMBH		ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ Joern Erselius	By:	/s/ John Maraganore
Name:	Dr. Joern Erselius	Name:	John Maraganore
Title:	Managing Director	Title:	Chief Executive Officer

Date:	12 April 2011	Date:

ISIS PHARMACEUTICALS, INC.		REGULUS THERAPEUTICS INC.

By:	/s/ B. Lynne Parshall	By:	/s/ Kleanthis G. Xanthopoulos
Name:	B. Lynne Parshall	Name:	Kleanthis G. Xanthopoulos, Ph.D.
Title:	Chief Operating Officer	Title:	President and Chief Executive Officer

Date:	April 18, 2011	Date:	11 April 2011

APPENDIX A

PATENT RIGHTS

Country	Serial Number	Filing Date	Patent Number	Issue Date	Title

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***Confidential Treatment Requested

APPENDIX B

ROYALTY EXAMPLES

Example 1:

If the Net Sales of a Licensed Product covered by a Valid Claim for a particular year where US$300 Million, the royalties would be calculated as follows:

Portion of Royalties		Applicable Rate	Extended
First	$100,000,000	[…***…]%	[…***…]
Next	$150,000,000	[…***…]%	[…***…]
Next	$50,000,000	[…***…]%	[…***…]
Total	$300,000,000		$ […***…]

Example 2:

If the Net Sales of a Licensed Product covered by a Pending Claim for a particular year where US$550 Million, the royalties would be calculated as follows:

Portion of Royalties		Applicable Rate	Extended
First	$100,000,000	[…***…]%	[…***…]
Next	$150,000,000	[…***…]%	[…***…]
Next	$250,000,000	[…***…]%	[…***…]
Next	$50,000,000	[…***…]%	[…***…]
Total	$500,000,000	[…***…]%	$ […***…]

***Confidential Treatment Requested